UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

As previously reported, on March 15, 2016 XOMA Corporation (“XOMA”) was notified by The NASDAQ Stock Market LLC (“NASDAQ”) that XOMA was out of compliance with NASDAQ Listing Rule 5450(a)(1), requiring maintenance of a minimum bid price of $1.00 per share (“Minimum Bid Price Requirement”). At that time, NASDAQ advised that if XOMA failed to achieve compliance with the Minimum Bid Price Requirement in the period expiring on September 12, 2016, NASDAQ would notify XOMA that its securities would be subject to delisting (“Delisting Notice”).

Since in order to achieve compliance with the Minimum Bid Price Requirement, the closing bid price of XOMA’s common stock has to be at or above $1.00 for a minimum of 10 consecutive business days, XOMA will not achieve compliance with the Minimum Bid Price Requirement prior to September 12, 2016, and therefore expects that on or about September 13, 2016 it will receive a Delisting Notice from NASDAQ.

XOMA intends to exercise its right to appeal any Delisting Notice, which would suspend the delisting of XOMA’s common stock pending a final decision on the appeal. At or before a hearing on the appeal, XOMA will present a plan to effect a reverse split of its issued and outstanding shares of common stock as a means to regain compliance with the Minimum Bid Price Requirement, and continue the listing of XOMA common stock on The NASDAQ Global Market.

In furtherance of this plan, on September 2, 2016, XOMA filed a preliminary proxy statement on Schedule 14A for a planned special meeting of stockholders for the purpose of seeking stockholder approval of such reverse split. If stockholders approve and XOMA completes a reverse split as outlined in the proxy statement, XOMA expects the resultant market price of its shares would meet the Minimum Bid Price Requirement. While XOMA believes that its plan will be successful, there can be no guarantee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2016	XOMA CORPORATION

	By:	/s/ Denis J. Quinlan
Denis J. Quinlan
Sr. Corporate Counsel & Corporate Secretary